UNSECURED ENVIRONMENTAL INDEMNITY

THIS UNSECURED ENVIRONMENTAL INDEMNITY (this "Agreement") is entered into as of June 12, 2014 by REVEN HOUSING TEXAS, LLC, a Delaware limited liability company ("Indemnitor"), in favor of SILVERGATE BANK, a California corporation ("Indemnitee").

R E C I T A L S

A. Indemnitee has agreed to make a loan to Indemnitor (the "Loan") to be evidenced by a promissory note in the face amount of up to Seven Million Five Hundred Seventy Thousand and No/100 Dollars ($7,570,000.00) and secured by, among other things, deeds of trust on the Properties dated as of the date hereof (individually, a "Deed of Trust", and collectively, the “Deeds of Trust”).

B. Indemnitor owns certain real property located in the Counties of Harris County, Fort Bend County, Galveston County, Chambers County, and Brazoria County, Texas, as more particularly described in the applicable Deed of Trust (individually, a “Property”, and collectively, the "Properties").

C. If Indemnitor were to default under the Loan and as a consequence Indemnitee were to acquire title to any of the Properties through foreclosure or by a conveyance in lieu of foreclosure or otherwise, Indemnitee could incur liability as the owner of the applicable Property for claims arising out of any hazardous materials or toxic substances present on such Property on or before the date of Indemnitee's acquisition of title or arising out of the migration of such materials or substances onto other real property. Indemnitee has required that Indemnitor indemnify Indemnitee against such liability pursuant to this Agreement as a condition to the making of the Loan to Indemnitor.

NOW, THEREFORE, in consideration of Indemnitee's making of the Loan to Indemnitor, Indemnitor agrees as follows:

I. Definitions. As used in this Agreement, the following terms shall have the meanings attributed to them below:

1.1 "Acquisition Date" means the date on which Indemnitee or any person or entity directly or indirectly affiliated in any way with Indemnitee first acquires title to the applicable Property or any portion of or interest in such Property in connection with any judicial or non-judicial foreclosure of the lien of the applicable Deed of Trust or by means of a conveyance (whether or not in lieu of foreclosure) made by Indemnitor or any direct or indirect successor to any of Indemnitor's interest in such Property or any portion of such Property.

1.2 "Environmental Law" means any federal, state or local law, ordinance or regulation or any rule adopted or guideline promulgated pursuant thereto, or any order, ruling or directive of any federal, state, local, executive, judicial, legislative, administrative or other governmental or public agency, board, body or authority relating to health, industrial hygiene, the environment, or the occupational or environmental conditions on, under or about any Property (including ambient air, soil, soil vapor, groundwater, surface water or land use), whether now or hereafter in force, including those relating to the release, emission or discharge of Hazardous Materials, and those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to any Property. "Environmental Law" shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, and the Clean Air Act, as the same are now or hereafter amended.

SILVERGATE BANK

Unsecured Environmental Idemnity

1.3 "Hazardous Material" means any chemical substance, object, condition, material or waste that is or may be hazardous to human health or safety or to the environment, due to its radioactivity, ignitability, corrosivity, flammability, reproductive toxicity, infectiousness or other harmful properties or effects, including all chemicals, substances, materials and wastes that are now or hereafter may be regulated in any manner classified as dangerous, hazardous or toxic, or as pollutants or contaminants, or to which exposure is prohibited or restricted by any federal, state or local governmental or public agency, board, body or authority or by any Environmental Law. "Hazardous Materials" include flammable explosives, radioactive materials, polychlorinated biphenyls, asbestos, hazardous waste, radon, toxic substances or other related materials whether in the form of a chemical, element, compound, solution, mixture or otherwise, including those materials defined as "hazardous substances", "hazardous materials", "toxic substances", "air pollutants", "toxic pollutants", "hazardous wastes", "extremely hazardous waste" or "restricted hazardous waste" by any Environmental Law. Notwithstanding anything to the contrary contained herein, the use of commonly used household items, such as, without limitation, paint and cleaning supplies and substances, in the ordinary course of business of operating the Property in compliance with Environmental Law is not prohibited by this Agreement.

1.4 "Hazardous Materials Claim" means any claim, demand, liability, loss, duty, obligation, offset, lien, right or cause of action of any nature (whether or not known, anticipated or suspected by Indemnitor or capable of being known, anticipated or suspected by Indemnitor) made, incurred, threatened, instituted or brought at any time before or after the Acquisition Date, directly or indirectly and in any manner or forum, by reason of or in connection with any (i) use, generation, manufacture, production, transportation, treatment, storage, release, threatened release, discharge, disposal, or presence or suspected presence of, or exposure of any person or property to, any Hazardous Material on, under, or about any Property at any time on or before the Acquisition Date; (ii) migration, escape, seepage, leakage, spillage, emission or release from any Property at any time before or after the Acquisition Date of any Hazardous Material present on, under or about such Property on or before the Acquisition Date; or (iii) violation of or failure to materially comply with any Environmental Law by Indemnitor or any predecessor in title to Indemnitor at any time before or after the Acquisition Date, whether relating to such Property or to any other real property.

1.5 "Hazardous Materials Claimant" means any person or entity that makes, threatens, institutes or brings any Hazardous Materials Claim against any Indemnified Party or that demands payment of any Hazardous Materials Costs from any Indemnified Party or to whom any Indemnified Party becomes obligated to pay any Hazardous Materials Costs.

1.6 "Hazardous Materials Costs" means any and all damages, losses, fines, penalties, awards, assessments, charges, fees, costs and expenses of any nature suffered or incurred by any person as a result of or in connection with any Hazardous Materials Claim, including (i) compensatory, exemplary, consequential and incidental damages, including damages for injuries to persons or property, (ii) remediation, removal, response, abatement, cleanup, compliance, legal, investigative, preventive, planning, monitoring and related costs, (iii) costs relating to any judicial, administrative, arbitration or mediation action, suit, hearing or proceeding, including court costs, filing fees, charges for transcripts, arbitrators' or mediators' fees and witness fees, and (iv) the actual fees and disbursements of outside legal counsel and accountants and the reasonable charges of in-house counsel and accountants, but Hazardous Materials Costs shall not include any damages, losses, fines, penalties, awards, assessments, charges, fees, costs or expenses to the extent determined by a final decision of a court of competent jurisdiction to arise out of conditions not existing as of the Acquisition Date.

1.7 "Indemnified Parties" means Indemnitee and any successor to Indemnitee, any assignee of Indemnitee's interest in the Loan, the directors, officers, employees, partners, shareholders and agents of Indemnitee and such assignees and successors, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

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2. Indemnity. From and after the Acquisition Date, Indemnitor agrees to indemnify, defend (with counsel satisfactory to each affected Indemnified Party), protect, save and hold harmless the Indemnified Parties from and against any and all Hazardous Materials Claims and documented out-of-pocket Hazardous Materials Costs suffered or incurred by any of the Indemnified Parties at any time on or after the Acquisition Date.

2.1 Obligation to Advance or Reimburse Hazardous Materials Costs. Within five business days after Indemnitor's receipt from any Indemnified Party of any demand that Indemnitor pay or reimburse such Indemnified Party for having paid any Hazardous Materials Costs, and provided that such demand is accompanied by bills, invoices, receipts or other documentation reasonably establishing the amount and nature of such Hazardous Materials Costs, Indemnitor shall pay the full amount of such Hazardous Materials Costs that such Indemnified Party has not yet paid (with such payment to be made either to the Indemnified Party or directly to the Hazardous Materials Claimant, as directed in the Indemnified Party's demand) and shall reimburse such Indemnified Party for the full amount of Hazardous Materials Costs that the Indemnified Party already has paid. Without in any way implying that Indemnitor's strict compliance with the foregoing payment obligation is not required, any such payment or portion thereof that Indemnitor fails to pay within five business days after Indemnitor's receipt of any Indemnified Party's demand for such payment shall bear interest from the date of Indemnitor's receipt of the demand at the “Past Due Rate” (as defined in the Note by Indemnitor in favor of Indemnitee of even date herewith).

2.2 Right of Contest. Indemnitor shall have the right to make any payment hereunder under protest to, and reserving rights against, the Hazardous Materials Claimant to whom the Indemnified Party has paid, pays or directs Indemnitor to pay the Hazardous Materials Costs which are the basis for such payment. Indemnitor's obligations under this Agreement shall not be reduced or affected by reason of any impairment or destruction of the foregoing right of subrogation that may result from any payment, settlement, compromise or other action by any Indemnified Party in connection with any Hazardous Materials Claim, regardless of whether Indemnitor receives notice of, or consents to, such payment, settlement, compromise or action.

2.3 Participation by Indemnified Parties. All Indemnified Parties affected by any Hazardous Materials Claim shall have the right to participate, with counsel of their choice (which must be reasonably acceptable to Indemnitor, if no Event of Default has occurred and is continuing), in the defense of such Hazardous Materials Claim. Indemnitor shall not settle or compromise any Hazardous Materials Claim without first obtaining written approval of the proposed settlement or compromise from all affected Indemnified Parties.

2.4 Obligations Cumulative. Indemnitor's obligations under this Agreement shall be in addition to any other obligations or liability that Indemnitor may have to the Indemnified Parties at law or in equity, including any obligation of contribution or compensation under any Environmental Law.

3. Obligations of Indemnitor Unsecured and Unrelated to Amount of any Loan Loss. Notwithstanding any contrary provision or implication in any of the Deeds of Trust or any other document executed in connection with the Loan, Indemnitor's obligations under this Agreement are not intended to be, and are not, secured by any of the Deeds of Trust or by any other lien, encumbrance or security interests on or in any real property. Indemnitor's obligations under this Agreement do not arise unless and until the Acquisition Date occurs, and such obligations therefore are separate and distinct from the obligations of Indemnitor under each of the Deeds of Trust relating to Hazardous Materials. The amount of Indemnitor's liability under this Agreement is unrelated to, and independent of, the amount of any loss that Indemnitee may suffer by reason of the failure of the Loan to be repaid in full, and shall not be determined by reference to the amount of any Loan. No amount paid to any Indemnified Party pursuant to this Agreement shall be considered to be paid on account of the Loan or any deficiency or loss suffered by Indemnitee by reason of the failure of the Loan to be repaid in full. The enforcement of this Agreement by any Indemnified Party shall not be construed as an indirect attempt to recover any such Loan loss. Indemnitor acknowledges that it may have liability under this Agreement even if the Loan is repaid in full by reason of a full credit bid at any foreclosure sale under the applicable Deed of Trust, and that the amount of Indemnitor's liability hereunder could exceed the entire amount paid by Indemnitor for the applicable Property.

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4. Assignment. Indemnitee shall have the right to assign any or all of its rights under this Agreement, and any such assignee may enforce the rights assigned to it by direct demand or action against Indemnitor. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the parties to this Agreement and their respective successors and assigns; provided, however, that Indemnitor shall not delegate any of its obligations or liabilities under this Agreement without the prior written consent of Indemnitee, which may be granted or withheld in the sole discretion of Indemnitee. Any such delegation shall not relieve Indemnitor of liability for the due performance of the delegated obligations.

5. Severability. In the event any clause, sentence, term, condition or provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining portions of this Agreement shall nonetheless remain in full force and effect.

6. Headings; Section References; Exhibits. Headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically provided, references in this Agreement to articles, sections and exhibits shall be to articles, sections and exhibits of or to this Agreement. All exhibits hereto are incorporated herein by the references thereto in this Agreement.

7. Modifications. This Agreement cannot be changed, modified or supplemented except in a writing signed by the party against whom enforcement of such change, modification or supplement is sought.

8. Applicable Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Texas (without regard to conflicts of law), except where federal law is applicable (including, without limitation, any applicable federal law preempting state laws).

9. Counterparts. This Agreement may be executed in one or more counterparts or duplicate originals, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10. Attorneys' Fees. In the event any litigation is instituted by Indemnitor or any Indemnified Party to enforce or construe any provision of this Agreement, the prevailing party shall be entitled to have and recover from the other party all attorneys' fees, witness fees, court costs and other litigation expenses incurred by the prevailing party, as determined by the court.

11. Integration. This Agreement, together with all exhibits hereto and all other written agreements relating to the Loan, is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of such agreement between the parties. As such, this Agreement supersedes any and all prior understandings between the parties.

12. Construction of Agreement. This Agreement shall be construed as though drafted by both parties and shall not be construed against or in favor of any party. Wherever the context of this Agreement may so require, the gender shall include the masculine, feminine and neuter, and the intonation shall include the singular and plural. The use in this Agreement of the word "include(s)" or "including" shall be construed as providing examples only and shall not limit the generality of any provision in which it is used.

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13. Waiver. The failure by any party hereto to enforce any term or provision of this Agreement shall not constitute a waiver of the right to enforce the same term or provision, or any other term or provision, thereafter. No waiver by any party of any term or provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

14. Successive Actions; Remedies Cumulative. Each occurrence of a Hazardous Materials Claim shall give rise to a separate cause of action under this Agreement, which may be enforced by each affected Indemnified Party from time to time in a single action or in a series of actions, and the obligations of Indemnitor under this Agreement shall continue for as long as any Indemnified Party may be subject to any Hazardous Materials Claim. The rights and remedies of the Indemnified Parties under this Agreement shall be cumulative with any and all other rights and remedies available to the Indemnified Parties in equity or at law.

15. Notices. Whenever Indemnitor or Indemnitee shall desire to give or serve any notice, demand, request or other communication with respect to this Agreement ("Notice"), each such Notice shall be in writing and shall be personally served or sent by a commercial overnight delivery service or by certified mail, return receipt requested, and shall be deemed to have been received on the date actually received if personally served or on the next business day after deposit with an overnight delivery service or on the date of receipt or refusal as shown on the return receipt if sent by certified mail. The addresses of the parties to which Notices shall be sent (until notice of a change is served as provided in this Section) are as set forth on the signature page of this Agreement. Notice of a change of address shall be given by 15 days' advance written notice in the manner set forth in this Section.

16. Representation by Legal Counsel. Indemnitor acknowledges that it has been advised by Indemnitee to seek the advice of legal counsel in connection with the negotiation and preparation of this Agreement. If Indemnitor has chosen not to obtain legal representation, whether due to cost considerations or for other reasons, the lack of such representation shall not furnish Indemnitor with any defense to the enforcement of Indemnitor's obligations under this Agreement.

17. Further Assurances. Indemnitor shall execute all instruments and documents, take all actions and pay all sums required in order to carry into full force and effect the purposes and intentions of the parties in executing this Agreement.

18. Obligations Joint and Several. If Indemnitor consists of more than one person or entity, each shall be jointly and severally liable under this Agreement.

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IN WITNESS WHEREOF, Indemnitor has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

ADDRESSES FOR NOTICES:

Indemnitor's Address for Notices:

Reven Housing Texas, LLC

7911 Herschel Avenue

Suite 201

La Jolla, California 92037

Attention: Thad Meyer

Indemnitee's Address for Notices:

Silvergate Bank

4275 Executive Square

Suite 800

La Jolla, California 92037-1492

Attention: Commercial Lending Department

“INDEMNITOR”

REVEN HOUSING TEXAS, LLC,
a Delaware limited liability company

By:	Reven Housing REIT, Inc.,
a Maryland corporation,
its Sole Member

	By:	/s/ Thad Meyer
	Name:	Thad Meyer
	Title:	Chief Financial Officer

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Unsecured Environmental Idemnity